EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS FIRM:
Jacuzzi Brands, Inc.		The Equity Group Inc.
Diana Burton, VP – Investor Relations		Devin Sullivan
(561) 514-3850		(212)836-9608

FOR IMMEDIATE RELEASE

JACUZZI BRANDS ANNOUNCES COMPLETED
SALE OF ALL SHARES OF SPEAR & JACKSON

WEST PALM BEACH, FL, July 28, 2006 -- Jacuzzi Brands, Inc. (NYSE: JJZ) today announced that it has completed the previously announced sale of all of its shares of common stock of Spear & Jackson, Inc. (OTC: SJCK.PK) to United Pacific Industries Limited (“UPI”) for US$1.40 per share for an aggregate purchase price of US$4,960,593. Jacuzzi Brands has not retained any interest in Spear & Jackson.

Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI®, SUNDANCE®, ZURN®, and ASTRACAST®. Learn more at www.jacuzzibrands.com.

Disclosure Concerning Forward-Looking Statements
Any forward-looking statements made within this release including the Company’s current expectations with respect to future market conditions, future operating results and other plans, represent management’s best judgment as to what may occur in the future and are intended to fall within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company’s filings with the Securities and Exchange Commission could cause our actual results during the remainder of 2006 and in the future years to differ materially from those expressed in this press release.

Jacuzzi Brands, Inc. • 777 So. Flagler Drive, Suite 1100-West • West Palm Beach, FL 33401-6161 •Tel: 561-514-3838 •Fax: 561-514-3867